Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-206466) pertaining to the Amended and Restated 2011 Share Incentive Plan of Mercurity Fintech Holding Inc. (formerly known as JMU Limited) of our report dated June 12, 2020, with respect to the consolidated financial statements of Mercurity Fintech Holding Inc. (formerly known as JMU Limited), included in this Annual Report (Form 20-F) for the years ended December 31, 2017, 2018 and 2019.

/s/ Shanghai Perfect C.P.A Partnership

Shanghai Perfect C.P.A Partnership

Shanghai, the People’s Republic of China

June 12, 2020